Exhibit 99.3
AuthenTec, Inc.
Unaudited Pro Forma Condensed Combined Financial Statements

On September 3, 2010, AuthenTec, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, AU Merger, Inc., a wholly owned subsidiary of the Company (“Sub”), UPEK, Inc. (“UPEK”) and Sofinnova Capital IV FCPR, as the Stockholders Representative, pursuant to which Sub was merged with and into UPEK with UPEK surviving as a wholly-owned subsidiary of the Company (the “Merger”).

On September 7, 2010 pursuant to the Merger Agreement, we acquired all of the outstanding shares of capital stock of UPEK in exchange for 5,956,540 shares of our common stock and a non-interest bearing promissory note in the principal amount of $21,557,559 (the “Note”). Contingent upon vote by our shareholders, the Note may be alternatively settled by issuing 7,984,281 shares of our common stock. Settlement of the Note in shares is solely based on approval by our shareholders and neither we nor the Note holders have the ability to require settlement in shares. The maturity date (the “Maturity Date”) of the Note is the earlier of (x) as soon as commercially practicable but in any event no later than three business days after the special meeting of our stockholders held to approve the settlement of the Note into an additional 7,984,281 shares of our common stock (the “Note Satisfaction Shares”) and (y) March 1, 2011 (subject to a 60-day extension upon the occurrence certain events). If our stockholders do not approve the issuance of the Note Satisfaction Shares at the special meeting, then the Note is satisfied by payment of $21,557,559 in cash (the Note Satisfaction Shares at a stated price of $2.70 per share).

The completed Agreement and Plan of Merger is attached to the current report on Form 8-K filed by the Company on September 7, 2010 as exhibit 2.1 and is incorporated herein by reference.

On February 26, 2010, AuthenTec, Inc. acquired SafeNet, Inc.’s Embedded Security Solutions Division in a cash and stock transaction. Under terms of the acquisition of SafeNet’s Embedded Security Solutions Division (“the Acquisition”), AuthenTec paid $8.5 million in cash and issued 1.2 million shares (valued at $2.8 million at the closing) of its common stock. The transaction also calls for an earn-out of up to $2.5 million in cash based on the attainment of certain revenue goals for the remainder of 2010.

The completed Asset Purchase Agreement is contained in the 8-K filed by AuthenTec on February 26, 2010 as exhibit 2.1 and is incorporated herein by reference.

The accompanying unaudited pro forma condensed combined financial statements as of and for the six months ended July 2, 2010 and for the fiscal year ended January 1, 2010 are based on the historical financial statements of AuthenTec, SafeNet’s Embedded Security Solutions Division and UPEK after giving effect to the mergers. The unaudited pro forma condensed combined balance sheet combine AuthenTec’s balance sheet as of July 2, 2010 and UPEK’s balance sheet as of June 30, 2010, and gives effect to the UPEK acquisition as if it occurred on July 2, 2010. AuthenTec's historical balance sheet at July 2, 2010 includes the effect for the acquisition of SafeNet’s Embedded Security Solutions Division that occurred on February 26, 2010. The unaudited pro-forma condensed combined statements of operations are presented as if the acquisitions had taken place on January 3, 2009. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to these acquisitions, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company.

The unaudited pro-forma condensed combined statement of operations for the six months ended July 2, 2010 combines AuthenTec’s historical consolidated statement of operations for the six months ended July 2, 2010 with SafeNet’s Embedded Security Solutions’ Division historical consolidated statement of operations for the period from January 1, 2010 to February 28, 2010, and UPEK’s historical consolidated statement of operations for the six months ended June 30, 2010.  The unaudited pro-forma condensed combined statement of operations for the fiscal year ended January 1, 2010 combines AuthenTec’s historical consolidated statement of operations for their fiscal year ended January 1, 2010 with SafeNet’s Embedded Security Solutions’ Division historical consolidated statement of operations for the year ended December 31, 2009 and UPEK’s historical consolidated statement of operations for the year ended December 31, 2009.

The acquisitions of SafeNet, Inc.’s Embedded Security Solutions Division and UPEK, Inc. are accounted for as a purchase of the aforementioned companies by AuthenTec, in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. Accordingly, any goodwill arising from the acquisitions has been determined as the excess of the acquisitions cost over the net of the amounts assigned to acquired assets and liabilities. In the unaudited pro forma condensed combined balance sheets, AuthenTec’s cost to acquire SafeNet’s Embedded Security Solutions Division and UPEK has been allocated to the assets acquired and liabilities assumed based upon AuthenTec’s preliminary estimate of their respective fair values as of the dates of the acquisitions. A portion of the UPEK purchase price will be recorded as litigation dismissal expense in AuthenTec’s statement of operations for the three months ended October 1, 2010 related to the dismissal of patent lawsuit associated claims by both parties as a result of the merger. As of this filing date the only element of the SafeNet Embedded Security Solutions Division purchase price allocation subject to change relates to the final working capital adjustment.  The final purchase price allocation for UPEK is dependent upon the completion of the valuations UPEK’s net assets acquired and liabilities assumed. AuthenTec expects to finalize the purchase price allocations for both acquisitions in the near future. The final purchase price allocation and its effect on results of operations may differ significantly from the pro forma amounts included in this section, although these amounts represent management’s best estimates as of the date of this document

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or that actually would have been realized had AuthenTec, SafeNet’s Embedded Security Solutions Division and UPEK been a combined company during the periods presented. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with AuthenTec’s historical consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended July 2, 2010, filed with the Securities and Exchange Commission on August 11, 2010 and the Annual Report on Form 10-K for the year ended January 1, 2010, filed with the Securities and Exchange Commission on March 17, 2010 as well as SafeNet’s Embedded Security Solutions Division’s historical consolidated financial statements included in the Form 8-K/A, filed with Securities and Exchange Commission on May 12, 2010 and UPEK’s historical consolidated financial statements included in this Form 8-K/A.

AuthenTec, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
 (In thousands)

	Historical		Pro Forma
			Adjustments
	AuthenTec	UPEK	UPEK		Combined
	As of July 2, 2010	As of June 30, 2010	As of June 30, 2010		As of July 2, 2010
	(Note 1)		(Note 3)
Assets
Current assets:
Cash and cash equivalents	$14,994	$3,182	$-		$18,176
Short-term investments	24,931	-	-		24,931
Accounts receivable, net	5,613	5,307	-		10,920
Inventory	1,729	1,634	280	A	3,643
Deferred cost of revenue	-	1,085	(1,085)	B	-
Prepaid expenses and other current assets	1,246	923			2,169
Total current assets	48,513	12,131	(805)		59,839

Long-term investments	3,244	-	-		3,244
Property and equipment, net	3,601	1,377	-		4,978
Goodwill	2,497	2,738	(2,738)	C	162
			(2,335)	D
Other intangible assets, net	8,327		17,898	E	26,225
Other non-current assets	10	3,594	-		3,604
Total assets	$66,192	$19,840	$12,020		$98,052

Liabilities, Mandatorily Redeemable Convertible Preferred Stock
and Stockholder's Equity (deficit)
Current liabilities:
Accounts payable	4,133	5,492	-		9,625
Accrued expenses and other current liabilities	5,449	1,978	752	K	8,179
Deferred revenue	1,524	2,488	(2,488)	B	1,524
Convertible promissory notes	-	5,700	(5,700)	F	-
Note payable			13,606	G	13,606
Total current liabilities	11,106	15,658	6,170		32,934
Income tax payable	-	4,319	-		4,319
Other long-term liabilities	529	63	-		592
Total liabilities	11,635	20,040	6,170		37,845

Mandatorily redeemable convertible preferred stock	-	46,828	(46,828)	I	-
Stockholders' equity (deficit):	54,557	(47,028)	47,028	I	60,207
			(4,141)	J
			(752)	K
			10,543	H
Total stockholders' equity (deficit)	54,557	(47,028)	5,850		60,207
Total liabilities, mandatorily redeemable convertible preferred stock and stockholders' equity (deficit)	$66,192	$19,840	$12,020		$98,052

The accompanying notes are an integral part of these Unaudited Pro forma Condensed Combined Financial Statements.

AuthenTec, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
 (In thousands, except for per share amounts)

	Historical			Pro Forma
				Adjustments
	AuthenTec	Embedded Security Solutions Division	UPEK	Embedded Security Solutions Division	UPEK		Combined
	For the six months ended			For the six months ended
	July 2, 2010	June 30, 2010	June 30, 2010	June 30, 2010	June 30, 2010		July 2, 2010
	(Note 1)			(Note 3)
Revenues:
Products	$19,897	$2,063	$11,738	$-	$-		$33,698
	19,897	2,063	11,738	-	-		33,698
Cost of revenues:
Products	9,936	185	7,566	-			17,687
Amortization of intangible assets	-	178	-	(178)	-	L	584
				227		M
					357	M
	9,936	363	7,566	49	357		18,271

Gross profit	9,961	1,700	4,172	(49)	(357)		15,427

Operating expenses:
Research and development expenses	8,728	1,108	4,276	26	-	M	14,138
Selling and marketing expenses	5,572	814	2,752	56	-	M	9,980
					785	M
General and administrative expenses	5,026	363	4,503	-	-		9,892
Amortization of intangible assets	-	50	-	(50)	-	L	-
	19,326	2,335	11,531	32	785		34,010

Operating loss	(9,365)	(635)	(7,359)	(81)	(1,142)		(18,582)

Other income (expenses)
Earnout Adjustment	729	-	-	(729)	-	P	-
Interest income	84	-	2	-	-		86
Benefit from change in warrant carrying value	-	-	1,500	-	(1,500)	N	-
Interest and other income (expense), net	-	-	783	-	(783)	O	-
Other income (expenses), net	813	-	2,285	(729)	(2,283)		86

Loss before income taxes	(8,552)	(635)	(5,074)	(810)	(3,425)		(18,496)
Income tax expense	63	29	12	35	-	Q	139

Net loss	$(8,615)	$(664)	$(5,086)	$(845)	$(3,425)		$(18,635)

Net loss per common share, basic and diluted	$(0.29)						$(0.52)

Shares used in computing basic and diluted net loss per
common share	29,532			372	5,957	R	35,861

The accompanying notes are an integral part of these Unaudited Pro forma Condensed Combined Financial Statements.

AuthenTec, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
 (In thousands, except for per share amounts)

	Historical			Pro Forma
				Adjustments
	AuthenTec	Embedded Security Solutions Division	UPEK	Embedded Security Solutions Division	UPEK		Combined
	For the year ended			For the year ended
	January 1, 2010	December 31, 2009	December 31, 2009	December 31, 2009	December 31, 2009		January 1, 2010
	(Note 1)			(Note 3)
Revenue:
Products	$34,066	$19,258	$18,023	$-	$-		$71,347
	34,066	19,258	18,023	-	-		71,347
Cost of revenue:
Products	18,369	1,833	12,940	(311)	-		33,111
					280	U
Amortization of intangible assets	-	750	-	(750)	-	L	2,903
				1,361		M
					1,542	M
Total cost of revenue	18,369	2,583	12,940	300	1,822		36,014

Gross profit	15,697	16,675	5,083	(300)	(1,822)		35,333

Operating expenses:
Research and development expenses	14,491	4,904	8,954	155	-	M	28,504
Selling and marketing expenses	7,649	4,527	5,597	338	-	M	19,681
					1,571	M
General and administrative expenses	11,278	3,093	6,185	-	-		20,556
Amortization of intangible assets	-	730		(730)	-	L	-
Impairment of Goodwill	-	9,223	-	-	-		9,223
Total operating expenses	33,418	22,477	20,736	(237)	1,571		77,964

Operating loss	(17,721)	(5,802)	(15,653)	(62)	(3,393)		(42,631)

Other income (expenses)
Interest income	365	-	26	(48)	-	S	343
Benefit from change in warrant carrying value	-	-	783	-	(783)	N	-
Charge for beneficial conversion feature on conversion of notes	-	-	(2,021)	-	2,021	O	-
Interest and other income (expense), net	-	-	(2,863)	-	2,863	O	-
Impairment on investments	(47)	-	-	-	-		(47)
Other income (expenses), net	318	-	(4,075)	(48)	4,101		296

Loss before income taxes	(17,403)	(5,802)	(19,728)	(111)	708		(42,336)
Income tax expense (benefit)	-	1,241	24	(1,068)	-	T	197

Net loss	$(17,403)	$(7,043)	$(19,752)	$957	$708		$(42,533)

Net loss per common share, basic and diluted	$(0.61)						$(1.19)

Shares used in computing basic and diluted net loss per
common share	28,663			1,211	5,957	R	35,831

The accompanying notes are an integral part of these Unaudited Pro forma Condensed Combined Financial Statements.

AuthenTec, Inc.
Notes to Unaudited Pro Forma
Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation

                   The following unaudited pro forma condensed combined financial information has been prepared by AuthenTec’s management and gives pro forma effect to the completion of the acquisitions by AuthenTec of certain assets and liabilities of SafeNet’s Embedded Security Solutions Division, on February 26, 2010 and UPEK, Inc., on September 7, 2010.

The unaudited pro forma condensed combined statement of operations combine the historical consolidated statement of operations of AuthenTec, SafeNet’s Embedded Security Solutions Division and UPEK, giving effect to the acquisitions as if they had occurred on January 3, 2009. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of AuthenTec and UPEK, giving effect to the acquisition as if it had been consummated on July 2, 2010. The AuthenTec balance sheet at July 2, 2010 includes the effect of the acquisition of SafeNet’s Embedded Security Solution Division that occurred on February 26, 2010. You should read this unaudited pro forma information in conjunction with the accompanying notes to the unaudited pro forma combined financial statements, the historical financial statements of AuthenTec’s historical consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended July 2, 2010, filed with the Securities and Exchange Commission on August 11, 2010 and the Annual Report on Form 10-K for the year ended January 1, 2010, filed with the Securities and Exchange Commission on March 17, 2010 as well as SafeNet’s Embedded Security Solutions Division’s historical consolidated financial statements included in the Form 8-K/A, filed with Securities and Exchange Commission on May 12, 2010 and UPEK’s historical consolidated financial statements filed herein.

The acquisitions are accounted for as a purchase of SafeNet’s Embedded Security Solutions Division and UPEK, Inc. by AuthenTec, in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. Accordingly, goodwill arising from the acquisitions has been determined as the excess of the acquisition cost over the net of the amounts assigned to acquired assets and liabilities. In the unaudited pro forma condensed combined balance sheets, AuthenTec’s cost to acquire SafeNet’s Embedded Security Solutions Division and UPEK has been allocated to the assets acquired and liabilities assumed based upon AuthenTec’s preliminary estimate of their respective fair values as of the respective dates of the acquisitions.

Definitive allocations have not been completed and continue to be refined based upon certain valuations after the closing dates of both acquisitions. Accordingly, the pro forma adjustments relating to the purchase price allocation are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value. Thus, the final purchase price allocation may differ in material respects from that presented in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations also include certain acquisition accounting adjustments that are expected to have a continuing impact on the combined results such as increased amortization expense on acquired intangible assets.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

2.a Preliminary Purchase Price Allocation – SafeNet’s Embedded Security Solutions Division

On February 26, 2010, AuthenTec completed its acquisition of SafeNet’s Embedded Security Solutions Division.

AuthenTec’s balance sheet at July 2, 2010 reflects the total purchase price for the Embedded Security Solutions Division of approximately $10.9 million which consists of the following:

	Valuation at acquisition date February 26, 2010
	As reported in 8-K/A filed		As reported in 10- Q filed		Adjusted Balances as of
(In thousands)	May 12, 2010	Adjustments	August 11, 2010	Adjustments	October 1, 2010
Cash	$8,500	$-	$8,500	$-	$8,500
Common Stock (1)	2,799	-	2,799	-	2,799
Earn Out (2)	729	-	729	-	729
Working capital receivable (3)	(775)	(168)	(943)	(230)	(1,173)
Total Consideration	$11,253	$(168)	$11,085	$(230)	$10,855

(1) Represents 1,211,482 shares issued at $2.31 price per share
(2) Represents estimated earn out amount based on probability
(3) Represents estimated working capital adjustment. Once the amount is finalized, consideration for the working capital agreement will be provided through the return of a portion of the shares issued to the seller at a price of $2.35 per share, as specified in the Asset Purchase Agreement.

Based on the preliminary closing working capital calculations, SafeNet would be required to surrender a portion of the share consideration previously issued estimated at approximately $1,173,000 or 502,792 common shares.  As of February 26, 2010 we reflected a $775,000 working capital receivable as a reduction to Additional-Paid-In Capital in our Consolidated Statement of Stockholders’ Equity. This amount was increased by $168,000 to $943,000 during the three months ended July 2, 2010 and by $230,000 to $1,173,000 for the three months ended October 1, 2010. The working capital receivable has not been finalized at October 1, 2010; however, we do not expect adjustments to be in excess of $300,000. We anticipate settling the remaining differences in the near future.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. The excess of the purchase consideration over the fair value of the net assets acquired has been allocated to goodwill. The preliminary purchase price allocation may be adjusted after obtaining more information regarding, among other things, asset valuations, liabilities assumed, revisions of preliminary estimates and finalization of the working capital adjustment. The purchase price allocation will be finalized in the near future. The final purchase price allocation and its effect on results of operations may differ significantly from the amounts included herein. For each $1 million fair value adjustment to amortizable intangible asset, assuming a weighted-average useful life of 5.6 years, annual amortization expense would change by approximately $178,000.

The contingent payment may be due by us if certain revenue targets are achieved by our Embedded Security Solutions segment during the earn out period. The revenue target calculation requires accumulated SafeNet’s Embedded Security Solutions Division’s annual revenue to reach $20 million, adjusted for certain deferred revenue items and pro-rated for the length of the earn out period. We estimated the fair value of the contingent payment based on financial projections of the acquired business and estimated probabilities of achievement. We believe that our estimates and assumptions are reasonable, but there is significant judgment involved. As of February 26, 2010, the fair value of the contingent consideration arrangement of $729,000 was determined using the income approach with significant inputs that were not observable in the market. Key assumptions included discount rates consistent with the level of risk of achievement and probability-adjusted revenue amounts. At July 2, 2010 we reevaluated contingent consideration based on the actual results to date as well as updated financial projections. We determined that the minimum required revenue target could not be achieved during the earn out period and therefore no contingent consideration will be due. As a result of this determination, we reversed the earn out liability of $729,000 and recorded the change in Other Income (Expense) caption of our Consolidated Statement of Operations. The adjustment related to the contingent payment did not affect the purchase consideration paid for the SafeNet’s Embedded Security Solutions Division. There has been no changes to the earn out liability during the three months ended October 1, 2010. The contingent consideration is subject to further changes based on the actual results and future adjustments, if any, will be recorded in our Consolidated Statement of Operations.

The following is a summary of the preliminary allocation of the purchase price:

	Valuation at acquisition date February 26, 2010
	As reported in 8-K/A filed		As reported in 10- Q filed		Adjusted Balances as of
	May 12, 2010	Adjustments	August 11, 2010	Adjustments	October 1, 2010
	(In thousands)
Assets acquired
Tangible assets acquired:
Accounts receivable, net	$1,960	$-	$1,960	$(95)	$1,865
Prepaid and other current assets	354	-	354	(5)	349
Property and equipment, net **	689	242	931	-	931
Total tangible assets acquired	3,003	242	3,245	(100)	3,145

Amortizable intangible assets acquired:
Developed technology	5,131	(1,477)	3,654	260	3,914
Customer relationships	1,090	351	1,441	-	1,441
Integrated circuit distribution agreement	672	1,559	2,231	-	2,231
Non-compete agreement	662	(77)	585	-	585
Total amortizable intangible assets acquired:	7,555	356	7,911	260	8,171

Non amortizable intangible assets acquired:
Goodwill **	3,095	(598)	2,497	(260)	2,237
Total assets acquired	13,653	-	13,653	(100)	13,553
Liabilities
Accounts payable	(328)	-	(328)	-	(328)
Accrued liabilities *	(987)	(168)	(1,155)	(130)	(1,285)
Other liabilities	(80)	-	(80)	-	(80)
Deferred revenue	(1,005)	-	(1,005)	-	(1,005)
Total liabilities assumed	(2,400)	(168)	(2,568)	(130)	(2,698)
Purchase price	$11,253	$(168)	$11,085	$(230)	$10,855
* Adjustments related to the working capital true ups
** Adjustments related to changes in valuation assumptions related to allocation of revenue streams

Identifiable intangible assets having finite lives arising from the acquisition of SafeNet’s Embedded Security Solutions Division are valued at $8.2 million and being amortized on a straight-line basis with a weighted average remaining useful life of 5.6 years.  The excess of the purchase price over the aggregate fair values, which was $2.2 million, was recorded as goodwill.  Goodwill had an indefinite life and is not subject to amortization.

2.b - Preliminary Purchase Price Allocation – UPEK, Inc.

On September 7, 2010, AuthenTec completed its merger with UPEK, Inc.

The unaudited pro forma condensed combined financial statements reflect the total purchase price for UPEK of approximately $32.1 million which consists of the following (in thousands):

(In thousands)
Common Stock (1)	10,543
Fair value of note (2)	13,606
Less: litigation dismissal (3)	(4,141)
Total consideration	$20,008

(1) Represents 5,956,540 shares issued at $1.77 price per share
(2) Represents fair value of the Note
(3) Represents estimated legal costs of dismissed patent lawsuit with UPEK

The total consideration was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. A portion of the excess of the total consideration over the aggregate fair values was recorded as litigation dismissal expense in AuthenTec’s statement of operations for the three months ended October 1, 2010, related to the dismissal of patent lawsuit associated claims by both parties as a result of the merger. This charge was not considered in the pro forma condensed income statement as it is considered to be nonrecurring but was accrued for in the pro-forma condensed combined balance sheet as of July 2, 2010. The remainder of the excess of the total consideration over the aggregate fair values was recorded as goodwill. These allocations may be adjusted after obtaining more information regarding, among other things, asset valuations and liabilities assumed. The allocation is expected to be finalized in the near future. The final allocation and its effect on results of operations may differ significantly from the amounts included herein. For each $1 million fair value adjustment to amortizable intangible asset, assuming a weighted-average useful life of 7.5 years, annual amortization expense would change by approximately $130,000.

The following is a summary of the preliminary allocation of the total consideration as of September 7, 2010:

September 7, 2010
(In thousands)
Assets acquired
Cash	$881
Accounts receivable, net	3,757
Inventory, net	2,391
Prepaid and other current assets	179
Property and equipment, net	1,601
Other assets	140
Deferred tax asset	3,872
Goodwill	530
Purchased intangible assets	17,898
Total assets acquired	31,249
Liabilities assumed
Accounts payable	(4,871)
Accrued liabilities	(1,940)
Income tax payable	(106)
Deferred tax liability	(4,324)
Total liabilities assumed	(11,241)

Total consideration	$20,008

3.  Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the mergers were completed on July 2, 2010 for balance sheets purposes and on January 3, 2009 for statements of operations purposes and reflects the following pro forma adjustments:

(A)	Adjustment for UPEK’s inventory fair value step up based on preliminary valuation.
(B)
Adjustment to UPEK’s deferred revenue and related cost of sales associated with distributors’ sell-through arrangements. The adjustment was made due to the removal of deferred revenue from the opening balance sheet as no future obligations exist.

(C)	Adjustment to eliminate historical goodwill from UPEK’s balance sheet.
(D)	Reflects preliminary assessment of goodwill to be recorded as a result of UPEK acquisition.
(E)
Adjustment to record the preliminary valuation of identified intangible assets. AuthenTec has performed a preliminary assessment of the estimated acquisition date fair value of long-lived assets acquired and liabilities assumed of UPEK, listed below  (in thousands):

Intangible assets	Fair value	Weighted Average Useful Life	Annual Amortization
Developed technology	5,003	7.0 years	715
Customer relationships	12,067	8.5 years	1,420
Backlog	829	0.8 years	829
	$17,898		$2,963

(F)	Adjustment to remove convertible promissory note from UPEK’s balance sheet due to UPEK’s promissory notes conversion into UPEK’s common stock on the day of the acquisition by AutheTec.
(G)
Adjustment to reflect the issuance of the promissory note as part of the consideration paid by AuthenTec to UPEK. The Note is recorded at fair value including consideration of the alternative settlement feature.

(H)
Adjustment to reflect the issuance of equity consideration paid by AuthenTec to UPEK. It reflects issuance of 5,956,540 shares to UPEK of AuthenTec common stock at a price of $1.77 per share, the closing price of AuthenTec common stock on the NASDAQ global market on September 7, 2010.

(I)	Adjustment to eliminate the historical mandatorily redeemable convertible preferred stock and stockholders’ equity (deficit) of UPEK balance sheet.
(J)	Adjustment to reflect recording of litigation dismissal expense associated with UPEK acquisition.
(K)	Adjustment to reflect accrual of due diligence costs incurred in connection with UPEK acquisition.
(L)	Adjustment to eliminate historical amortization expense of intangible assets from SafeNet’s Embedded Security Solutions Division’s statements of operations.
(M)	Adjustment to record depreciation and amortization expense associated with preliminary valuation of SafeNet’s Embedded Security Solutions Division and UPEK’s tangible and intangible assets.
(N)
Adjustment to remove historical benefit from change in warrant carrying value from UPEK’s statements of operations as the underlying warrants were exercised as a result of the acquisition and would have no continuing impact for AuthenTec.

(O)	Adjustment to remove historical interest expense and charge for beneficial conversion feature associated with convertible promissory note from UPEK’s statements of operations.
(P)	Adjustment to remove contingent consideration reversal in connection with the acquisition of SafeNet’s Embedded Security Solutions Division.
(Q)	Adjustment to record estimated income tax provision for SafeNet’s Embedded Security Solutions Division using applicable statutory rates between 19% and 26%.
(R)
To adjust the denominator for pro forma basic net loss per share to reflect the issuance of AuthenTec’s common stock related to the acquisition of SafeNet’s Embedded Security Solutions Division and UPEK as if the shares had been outstanding throughout the period presented.

(S)
Adjustment to reduce interest income reflecting a decrease associated with AuthenTec’s average rate of return on investments over the period presented as well as a decrease in AuthenTec’s cash balance used to fund the acquisition.  This was calculated by dividing AuthenTec’s interest earned by its interest earning investment balances, which is approximately 0.6%.

(T)
Adjustment to eliminate the historical income tax expense from SafeNet’s Embedded Security Solutions Division statement of operations due to AuthenTec’s accumulated net operating losses carry forward position.

(U)	Adjustment to adjust cost of sales for sold inventory fair value step up.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTHENTEC, INC. By: /s/ Frederick R. Jorgenson Frederick R. Jorgenson Vice President - General Counsel
Dated:           November 15, 2010

INDEX TO EXHIBITS

Exhibit No.	Description
23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors of UPEK, Inc.
99.1	Audited financial statements of UPEK, Inc. as of December 31, 2009 and December 31, 2008 and for the years ended December 31, 2009 and December 31, 2008.
99.2	Unaudited interim financial statements of UPEK, Inc. as of June 30, 2010 and for the six months ended June 30, 2010 and June 30, 2009.
99.3	Unaudited pro forma combined financial statements as of July 2, 2010 and for the fiscal year ended January 1, 2010 and for the six months ended July 2, 2010.